Exhibit 5.1

Our ref	JLH/721179-000003/86587135v1

Kaixin Holdings
Complex Building Room 211

18 Dong Quan Avenue

Luoyang Town, Taishun County

Wenzhou, Zhejiang Province

People’s Republic of China

17 June 2026

Dear Sir or Madam

Kaixin Holdings

We have acted as Cayman Islands legal advisers to Kaixin Holdings (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, and the base prospectus (the “Prospectus”) included therein to date relating to (a) the issuance by the Company of up to US$296,000,000 of Class A Ordinary Shares, Preferred Shares, Debt Securities, Warrants, Rights, and Units (as each such term is defined in the Registration Statement, with the Class A Ordinary Shares, Preferred Shares, and shares issuable pursuant to the Warrants, Rights and Units collectively referred to herein as the “Shares”), and (b) the registration of the resale by those certain security holders named as such in the Registration Statement (the “Selling Security Holders”) of up to 43,415,633 Class A Ordinary Shares (including (i) 199,572 Class A Ordinary Shares, (ii) 2,000,000 Class A Ordinary Shares issuable upon the conversion of 2,000 convertible Series F Preferred Shares, (iii) 12,800,000 Class A Ordinary Shares issuable upon the conversion of 12,800 convertible Series G Preferred Shares, (iv) 7,366,424 Class A Ordinary Shares issuable upon the conversion of 7,366 convertible Series H Preferred Shares, (v) 10,000,000 Class A Ordinary Shares issuable upon the conversion of 10,000 convertible Series I Preferred Shares, and (vi) 11,049,637 Class A Ordinary Shares issuable upon the exercise of 11,049,637 warrants) (the “Resale Securities”).

We are furnishing this opinion and consent as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 28 November 2016 and the certificates of incorporation on change of name of the Company dated 1 May 2019 and 20 March 2024 issued by the Registrar of Companies in the Cayman Islands.

1.2	The seventh amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 20 September 2025 (the “Prior Memorandum and Articles”).

1.3	The eighth amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 21 February 2026 (the “Current Memorandum and Articles”).

1.4	The written resolutions of the board of directors of the Company dated 19 November 2025 (the “Directors’ Resolutions”).

1.5	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.6	A certificate of good standing dated May 5, 2026, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.7	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraphs 1.1 to 1.4 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.4	The Company will have sufficient authorised share capital to effect the issue of Shares and the issue of Class A Ordinary Shares pursuant to the Resale Securities at the time of issuance.

2.5	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.6	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares and the Resale Securities.

3	Opinions

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$22,208,165,528 divided into (a) 1,076,699,522 Class A ordinary shares of a par value of US$20.25 each, (b) 20,000,000 Class B ordinary shares of a par value of US$20.25 each, (c) 6,000 Series A convertible preferred shares of a par value of US$0.0001 each, (d) 6,000 Series D convertible preferred shares of a par value of US$0.0001 each, (e) 50,005 Series F convertible preferred shares of a par value of US$0.00005 each, (f) 50,000 Series G convertible preferred shares of a par value of US$0.00075 each, (g) 50,000 Series H convertible preferred shares of a par value of US$0.00075 each, (h) 50,000 Series I convertible preferred shares of a par value of US$0.00075 each, (i) 50,000 Series J convertible preferred shares of a par value of US$0.00075 each, and (j) 71,733 Series K convertible preferred shares of a par value of US$0.00075 each.

3.3	With respect to the Shares, when (i) the board of directors of the Company (the “Board”) has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Shares (being not less than the par value of the Shares) has been fully paid in cash or other consideration approved by the Board, the Shares will be duly authorised, validly issued, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The Class A Ordinary Shares offered by the Selling Security Holders are legally issued and allotted and fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.5	With respect to the Class A Ordinary Shares issuable pursuant to the Resale Securities, when (i) the Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Class A Ordinary Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Class A Ordinary Shares (being not less than the par value of the Class A Ordinary Shares) has been fully paid in cash or other consideration approved by the Board, the Class A Ordinary Shares issuable pursuant to the Resale Securities will be duly authorised, validly issued, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.4	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement and the Prospectus.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s /Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director’s Certificate

June 16, 2026

To:	Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza
18 Harbour Road, Wanchai
Hong Kong

Dear Sir or Madam

Kaixin Holdings (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Current Memorandum and Articles remain in full force and effect and are unamended.

2	The Directors’ Resolutions were duly passed in the manner prescribed in the Prior Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$22,208,165,528 divided into (a) 1,076,699,522 Class A ordinary shares of a par value of US$20.25 each, (b) 20,000,000 Class B ordinary shares of a par value of US$20.25 each, (c) 6,000 Series A convertible preferred shares of a par value of US$0.0001 each, (d) 6,000 Series D convertible preferred shares of a par value of US$0.0001 each, (e) 50,005 Series F convertible preferred shares of a par value of US$0.00005 each, (f) 50,000 Series G convertible preferred shares of a par value of US$0.00075 each, (g) 50,000 Series H convertible preferred shares of a par value of US$0.00075 each, (h) 50,000 Series I convertible preferred shares of a par value of US$0.00075 each, (i) 50,000 Series J convertible preferred shares of a par value of US$0.00075 each, and (j) 71,733 Series K convertible preferred shares of a par value of US$0.00075 each, and all of the issued Shares in the capital of the Company have been duly and validly authorised and issued and are fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares and the Company has received payment therefor).

4	The shareholders of the Company have not restricted or limited the powers of the directors of the Company in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

5	The directors of the Company at the date of the Directors’ Resolutions and at the date hereof were and are as follows:

Mingjun Lin
Xiaolei Gu
Deqiang Chen

Yi Yang

Xiaoning WU

6	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of the Opinion.

7	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Neither the directors nor shareholders of the Company have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no step has been taken to appoint a receiver in relation to any of the Company’s property or assets.

8	No interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company is currently subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised).

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Yi Yang
Name:	Yi Yang
Title:	Director